Exhibit 6.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the     day of  December, 2015 (the “Effective Date”), by and between The Bank of Delmarva, a Delaware chartered commercial bank (the “Bank”) and the wholly owned subsidiary of the Delmar Bancorp (the “Company”), and John W. Breda (“Executive”).

WHEREAS, Executive currently serves as, and the Bank desires to continue to retain Executive as, Executive Vice President and Chief Credit Officer of the Bank, and to provide for the transition of Executive to President and Chief Executive Officer of the Bank and Executive desires to accept such employment, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Certain Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

1.1                               “Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling fifty percent (50%) or more of the outstanding voting interests of such Person, (iii) any officer, director, general partner, managing member, or trustee of, or Person serving in a similar capacity with respect to, such Person, or (iv) any Person who is an officer, director, general partner, member, trustee, or holder of fifty percent (50%) or more of the voting interests of any Person described in clauses (i), (ii), or (iii) of this sentence. For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.2                               “Average Bonus” means, as of any date, the amount determined by adding the amount of cash bonus compensation awarded to Executive during the preceding twenty-four (24) months, and dividing the sum of such amounts by two.

1.3                               “Bank” has the meaning set forth in the recitals.  If the Bank is merged into any other entity, or transfers substantially all of its business operations or assets to another entity, the term “Bank” shall be deemed to include such successor entity.

1.4                               “Bank Entities” means and includes any of the Bank, the Company, any subsidiary of the Bank, and any subsidiary of the Company, whether now existing or hereafter organized or acquired.

1.5                               “Bank Regulatory Agency” means any governmental authority, regulatory agency, ministry, department, statutory corporation, central bank or other body of the United States or of any other country or of any state or other political subdivision of any of them having jurisdiction over the Bank or any transaction contemplated, undertaken or proposed to be undertaken by the Bank or the Company, including, but not necessarily limited to:

(a)                                 the FDIC;

(b)                                 the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of Richmond, the Delaware Office of the State Bank Commissioner, or any other federal or state bank regulatory or commissioner’s office;

(c)                                  any Person established, organized, owned (in whole or in part) or controlled by any of the foregoing; and

(d)                                 any predecessor, successor or assignee of any of the foregoing.

1.6                               “Bank Board” means the Board of Directors of the Bank.

1.7                               “Benefits” means  those elements of compensation set forth in Section 5.7 and Section 5.8 hereof.

1.8                               “Boards” means the Bank Board and the Company Board.

1.9                               “Cause” has the meaning set forth in Section 7.1 hereof.

1.10                        “Code” means the Internal Revenue Code of 1986, as amended.

1.11                        “Company Board” means the Board of the Directors of the Company.

1.12                        “Compensation Committee” means the Governance and Compensation Committee of the Bank Board or Company Board, or such other or successor committee thereof,  or to the extent required by applicable law, regulation and the listing requirements of any exchange on which the Company’s securities are traded (the “Listing Requirements”), the  Committee, delegated to establish or approve executive officer compensation, and that meets the requirements for independence for such committees established under applicable law, regulation and the Listing Requirements.

1.13                        “Competitive Business” means the banking and financial services business, which includes, without limitation, consumer savings, commercial banking, the savings and loan business and mortgage lending, or any other business in which any of the Bank Entities is engaged or has invested significant resources within the prior six (6) month period in preparation for becoming actively engaged.

1.14                        “Competitive Products or Services” means, as of any time, those products or services of the type that any of the Bank Entities is providing, or is actively preparing to provide, to its customers.

1.15                        “Disability” means a mental or physical condition which, in the good faith opinion of the Bank Board, renders Executive, with reasonable accommodation, unable or incompetent to carry out the material job responsibilities which Executive held or the material duties to which Executive was assigned at the time the disability was incurred, which has existed for at least three (3) months and which in the opinion of a physician mutually agreed upon by the Bank and Executive (provided that neither party shall unreasonably withhold such agreement) is expected to be permanent or to last for an indefinite duration or a duration in excess of nine (9) months.

1.16                        “FDIA” means the Federal Deposit Insurance Act, as amended.

1.17                        “FDIC” means the Federal Deposit Insurance Corporation.

1.18                        “Person” means any individual or entity.

1.19                        “Promotion Date” means July 1, 2017, or such earlier date as the Board may in its sole discretion determine, upon which Executive shall assume the position of President and Chief Executive Officer of the Bank.

1.20                        “Section 280G” means Section 280G of the Code and the regulations and administrative guidance promulgated thereunder.

1.21                        “Section 409A” means Section 409A of the Code and the regulations and administrative guidance promulgated thereunder.

1.22                        “Section 4999” means Section 4999 of the Code and the regulations and administrative guidance promulgated thereunder.

1.23                        “Term” means the Initial Term and any applicable Renewal Term or Extension Term, each as defined in Section 3.

1.24                        “Termination Date” means the date on which the Term expires pursuant to Section 3 or on which the Term is earlier terminated pursuant to Section 6.1, 7.2, 7.3, 7.4, or 7.5, as applicable.

Other terms are defined throughout this Agreement and have the meanings so given them.

2.                                      Employment.  The Bank agrees to employ Executive, and Executive agrees to be employed as Executive Vice President and Chief Credit Officer of the Bank, subject to the terms and provisions of this Agreement.  From and after the Promotion Date, Executive shall serve as President and Chief Executive Officer of the Bank and as President and Chief Executive Officer of the Company, subject to the terms and provisions of this Agreement.  From and after the Promotion Date, and subject to (i) the nomination of Executive by the Bank Board and Company Board for election as a member, respectively, of the Bank Board and Company Board, and (ii) election of Executive as a director of the Bank and Company by the shareholders of the Bank and Company, Executive shall also serve as a member of the Bank Board and the Company Board.  Executive represents and warrants to the Company and Bank that Executive is not subject to any legal obligations or restrictions that would prevent or limit his entering into this Agreement and performing his responsibilities hereunder.

3.                                      Term

3.1                               Initial Term.                             Executive’s employment hereunder shall commence on the Effective Date of this Agreement and shall continue for a period of three (3) years thereafter, unless sooner terminated in accordance with the provisions of this Agreement (the “Initial Term”).

3.2                               Renewal Term.              The Term of this Agreement shall automatically be extended for a period of one year at the conclusion of the Initial Term, and again extended at the conclusion of each successive one year period thereafter (each such one year period a “Renewal Term”), unless:

(a)                                 either party terminates this Agreement as of the end of the end of the Initial Term or any Renewal Term by giving the other party written notice of its intent not to renew, delivered at least sixty (60) days prior to the end of the Initial Term or applicable Renewal Term; or

(b)                                 the Agreement is terminated prior to the end of the Initial Term or any Renewal Term, as applicable, in accordance with Section 6 or Section 7 of this Agreement.

3.3                               Extension Term.       If at the time of occurrence or consummation of a Change in Control (as defined in Section 9.1) the remaining Term of this Agreement is less than one (1) year, then the Term shall automatically be extended for the period required so that so that the remaining terms shall be equal to one (1) year from the date of occurrence or consummation of the Change in Control (the “Extension Term”). All provisions of this Agreement shall remain in full force and effect during the Extension Term.

4.                                      Duties of Executive.

4.1                               Nature and Substance.  (a) Prior to the Promotion Date: (i) Executive shall have the duties and functions as Executive Vice President and Chief Credit Officer as are customarily performed by an employee bearing such title, and as may be specifically assigned by the Bank Board or the President and Chief Executive Officer of the Bank, which are commensurate with Executive’s education, training and experience; and (ii)  Executive shall report to and be subject to the supervision of the President and Chief Executive Officer of the Bank.

(b) From and after the Promotion Date the specific powers and duties of the Executive as President and Chief Executive Officer shall include, subject to modification by and within the discretion of the Boards, but shall not necessarily be limited to:

(i)                                     the coordination and leadership of the efforts of the Company and Bank to achieve and maintain any and all necessary and/or appropriate Bank Regulatory Agency approvals and permissions prerequisite to its successful continued operation, including coordination of the professional services of counsel, accountants and bank consultants;

(ii)                                  the coordination and leadership of efforts to prepare and present budgets to the Boards for approval and to report to the Boards the results of operations in relationship to the budget approved by the Boards;

(iii)                               the coordination and leadership of the efforts to provide such reports, updates and other data and information as may be reasonably required by the Boards and Bank Regulatory Agencies;

(iv)                              the coordination and leadership of the Company’s and Bank’s efforts in regard to the investigation, consideration and implementation of strategic planning activities, merger and acquisition activity and capital raising;

(v)                                 subject to guidelines and/or criteria established by the Boards, the hiring, promotion, supervision, retention and discharge of all employees, below the level of Executive;

(vi)                              supervision and leadership in the formulation and implementation of the Company’s and Bank’s employee personnel policies and benefits, subject to approval by the Boards;

(vii)                           the promotion of the reputation and business of the Company and Bank within the community;

(viii)                        the advancement of the business purposes of the Company and Bank, including, but not limited to, business development and customer, depositor and public relations;

(ix)                              supervision of the maintenance of the books and accounts and the supervision and maintenance of accounts payable and expenses of the Company and Bank and the reporting of the status thereof at each scheduled or called meeting of the Boards or any committee thereof; provided, however, that all expenditures on behalf of the Company or Bank or shall be approved in accordance with the terms and conditions of procedures established by the appropriate Board;

(x)                                 such other duties of the President and Chief Executive Officer of the Company or Bank as may be enumerated in the Bylaws of the Company and Bank; and

(xi)                              such other duties and responsibilities as are normally incident to the position of President and Chief Executive Officer, including assisting, directing and/or supervising the operations and other employees of the Company and Bank upon such terms, conditions, rules, policies and regulations as may be established by the Boards from time to time.

(c)                                  From and after the occurrence or consummation of a Change in Control, Executive shall continue to serve under this Agreement in such executive or officer capacity as may be determined by the then current Bank Board, which are commensurate with Executive’s education, training and experience.

4.2                               Performance of Services.  Executive agrees to devote his full business time and attention to the performance of his duties and responsibilities under this Agreement, and shall use his best efforts and discharge his duties to the best of his ability for and on behalf of the Company and Bank and toward their successful operation.  Executive agrees that, without the prior written consent of the Bank Board, he will not during the Term, directly or indirectly, perform services for or obtain a financial or ownership interest in any other entity (an “Outside Arrangement”) if such Outside Arrangement would interfere with the satisfactory performance of his duties to the Company or Bank, present a conflict of interest with the Company or Bank, breach his duty of loyalty or fiduciary duties to the Company or Bank, or otherwise conflict with the provisions of this Agreement.  Executive shall promptly notify the Bank Board of any Outside Arrangement, provide the Bank with any written agreement in connection therewith and respond fully and promptly to any questions that the Bank Board may ask with respect to any Outside Arrangement.  If the Bank Board determines that Executive’s participation in an Outside Arrangement would interfere with his satisfactory performance of his duties to the Company or Bank, present a conflict of interest with the Company or  Bank, breach his duty of loyalty or fiduciary duties to the Company or Bank, or otherwise conflict with the provisions of this Agreement, Executive shall not undertake, or shall cease, such Outside Arrangement as soon as feasible after the Board notifies him of such determination.  Notwithstanding any provision hereof to the contrary, this Section 4.2 does not restrict Executive’s right to own or manage executive’s personal passive investments; or to serve as a director, trustee or similar official of non-profit, civic, cultural, religious, professional or philanthropic organizations, so long as such service does not adversely affect the performance of Executive’s services and duties hereunder.

5.                                      Compensation and Benefits. As full compensation for all services rendered pursuant to this Agreement and the covenants contained herein, the Bank shall pay to Executive the following:

5.1                               Salary.  Commencing with the Effective Date through the Promotion Date, Executive shall be paid a base salary (“Salary”) of one hundred seventy thousand seven hundred and seventy five dollars ($170,775) on an annualized basis. Executive’s salary shall be automatically increased by ten percent (10%) of Executive’s then current Salary effective on each of January 1, 2016, and January 1, 2017.  Effective on the Promotion Date, Executive’s Salary shall be automatically increased to two hundred and fifty thousand dollars ($250,000) on an annualized basis.  Executive’s Salary may be further increased annually in the discretion of the Bank Board based upon the recommendation of the Compensation Committee (or other approval procedure required by applicable law, regulation or Listing Requirement), but may not be decreased below the then current level without Executive’s consent. Executive shall not be entitled to any separate compensation for service as an employee of the Company, or as a member of the Bank Board or the Company Board, or any committee thereof. The Bank shall pay Executive’s Salary in equal installments in accordance with the Bank’s regular payroll periods as may be set by the Bank from time to time.

5.2.                            Bonus.  Executive shall be entitled to receive incentive bonus payments as approved by the Bank Board, in its sole discretion, based upon the recommendation of the Compensation Committee (or other approval procedure required by applicable law regulation or Listing Requirement).

5.3                               Withholding.  Payments of Salary, bonus or other amounts payable to Executive hereunder shall be subject to the customary withholding of income and other employment taxes as is required with respect to compensation paid by an employer to an employee, and such other amounts as may be authorized by Executive.

5.4                               Vacation and Leave.  Executive shall be entitled to four weeks of vacation on a calendar year basis, as well as such other leave as may be provided for under the current and future leave and vacation policies of the Bank for Executive Officers.

5.5                               Office Space.  The Bank will provide customary office space and office support to Executive.

5.6                               Car.  During the Term, the Bank will provide Executive with the use of a new (as of the commencement of the Term) Bank owned automobile of a make and model suitable to Executive’s position, reasonably acceptable to Executive and having a retail value of not more than $45,000. The Bank shall provide insurance for, and shall be responsible for maintenance of and all operating costs of, the automobile.  If the Term is terminated without Cause prior to its natural expiration pursuant to Section 7.3 or a Change in Control occurs as defined in Article 9 hereof, the Bank agrees to transfer the automobile to Executive for a nominal consideration of Ten Dollars ($10.00).

5.7                               Non-Life Insurance.  The Bank will provide Executive with group health, disability and other insurance as the Bank may determine appropriate for all Executive Officers of the Bank.

5.8                               Life Insurance.

5.8.1                     The Bank shall obtain, and during the Term of this Agreement maintain, a term life insurance policy (the “Policy”) on Executive in the amount of One Million Dollars ($1,000,000), the particular product and carrier to be chosen by Bank in its discretion.  Executive shall have the right to designate the beneficiary of the Policy. The Bank will pay, during the Term of this Agreement, the premiums for the Policy, at standard rates.. In the event Executive is rated and the premium exceeds the standard rate for an individual of similar age, Executive shall be responsible for paying the excess, which shall be deducted from his Salary. Should the premium exceed the standard rate, Executive, in his sole discretion, may elect in writing to decrease the amount of insurance to a sum where the premium is equivalent to that of the standard rate on a One Million Dollar ($1,000,000) Policy.

5.8.2                     The Bank may, at its cost and for its benefit, obtain and maintain “key-man” life insurance and/or Bank-owned life insurance on Executive in such amount as determined by the Board from time to time. Executive agrees to cooperate fully and to take all actions reasonably required by the Bank in connection with such insurance.

5.9                               Expenses.  The Bank shall, promptly upon presentation of proper expense reports therefor, pay or reimburse Executive, in accordance with the policies and procedures established from time to time by the Bank for its officers, for all reasonable and customary travel (other than personal use of an automobile) and other out-of-pocket expenses incurred by Executive in the performance of his duties and responsibilities under this Agreement and promoting the business of the Bank, including the cost of attending business related seminars, meetings and conventions, and membership fees and dues and other business related expenses at Green Hill Yacht and Country Club.

5.10                        Retirement Plans.  Executive shall be entitled to participate in any and all qualified pension or other retirement plans of the Bank which may be applicable to personnel of the Bank.

5.11                        Other Benefits.  While this Agreement is in effect, Executive shall continue to be entitled to all other benefits that the Bank provides from time to time to its senior executives and such other benefits as the Board may from time to time approve for Executive.  As a result of his existing employment with Bank, Executive is fully vested as to his contributions under any pension or other retirement plan as of the beginning date of this Agreement. As to any other contributions, Executive shall be vested in accordance with the provisions of the pension or other retirement plan. The terms hereof apply only to any pension or other retirement plan, and does not apply to any stock plans or equity compensation as provided for in Section 5.12 below.

5.12                        Equity Compensation.  On the Promotion Date, Executive shall be awarded shares of Restricted Stocks follows:

Number of shares	Vesting Date	Conditions
2,500	December 31, 2017	Continued employment on vesting date
2,500	December 31, 2018	Continued employment on vesting date

Such award shall be in addition to any prior awards to Executive under the Bank’s 2014 Restricted Stock Plan (the “Plan”). Executive shall be eligible to receive further awards of equity based compensation, under the Plan or any other existing or future equity compensation plan adopted by the Company, as the Board or Company Board, or the appropriate committee thereof, may determine in its discretion from time to time. Such award shall vest in full upon the occurrence of a Change in Control.

5.13.                     Contract Review.  The Bank shall reimburse or directly pay the fees of Kenneth Hooper, Esquire, actually and reasonably incurred by Executive in connection with the pre-execution negotiation and review of this Agreement.

6.                                      Conditions Subsequent to Continued Operation and Effect of Agreement.

6.1                               Continued Approval by Bank Regulatory Agencies.  This Agreement and all of its terms and conditions, and the continued operation and effect of this Agreement and the Bank’s continuing obligations hereunder, shall at all times be subject to the continuing approval of any and all Bank Regulatory Agencies whose approval is a necessary prerequisite to the continued operation of the Bank. Should any term or condition of this Agreement, upon review by any Bank Regulatory Agency, be found to violate or not be in compliance with any then-applicable statute or any rule, regulation, order or understanding promulgated by any Bank Regulatory Agency, or should any term or condition required to be included herein by any such Bank Regulatory Agency be absent, this Agreement may be terminated by the Bank if the parties hereto cannot in good faith agree upon such additions, deletions or modifications as may be deemed necessary or appropriate to bring this Agreement into compliance

Bank shall use its good faith reasonable efforts to defend and uphold the terms of this Agreement with the Bank Regulatory Agency. If, notwithstanding such efforts, if modification of this Agreement is required, the Bank will use its good faith reasonable efforts to honor the spirit and intent of the Agreement within said regulatory restrictions and regulatory policy. A termination by the Bank pursuant to this Section 6.1 shall be deemed to be a termination by Executive pursuant to Section 7.5, except that no notice shall be required and, Executive shall not be bound by the terms of Section 8.4 and Section 8.5 and said provisions thereof shall not apply to Executive..

7.                                      Termination of Employment.  Prior to the Expiration Date, the Term of this Agreement may be terminated as provided below in this Article 7.

7.1                               Definition of Cause.  For purposes of this Agreement, “Cause” means:

(a)                                 any act of theft, fraud, or breach of fiduciary duty involving personal gain by Executive with respect to the Bank Entities or the services to be rendered by him under this Agreement;

(b)                                 any Bank Regulatory Agency action or proceeding against Executive as a result of his negligence, fraud, malfeasance or misconduct which results in any Bank Regulatory Agency action described in Section 7.9.1(a);

(c)                                  Executive’s conviction or plea of nolo contendere at the trial court level, of a felony, or any crime of moral turpitude, or involving dishonesty, deception or breach of trust;

(d)                                 any of the following conduct on the part of Executive that Executive has not been corrected or cured, or curative action commenced, within thirty (30) days after having received written notice from the Bank detailing and describing such conduct (provided, however, that the Bank shall not be required to provide Executive with notice and opportunity to cure more than one (1) time in any twelve (12) month period):

(i)            habitual absenteeism, or the failure by or the inability of Executive to devote full time attention and energy to the performance of Executive’s duties pursuant to this Agreement (other than by reason of his death or Disability);

(ii)           intentional failure by Executive to carry out the explicit lawful and reasonable directions, instructions, policies, rules, regulations or decisions of the Board which are consistent with his position; or

(iii)          willful or intentional misconduct on the part of Executive that is injurious to the financial condition or business reputation of the Bank;

(e)                                  the use of drugs, alcohol or other substances by Executive to an extent which materially interferes with or prevents Executive from performing his duties under this Agreement; or

(f)                                   termination under the circumstances described in the last sentence of Section 7.5.

7.2                               Termination by the Bank for Cause.  After the occurrence of any of the conditions specified in Section 7.1, the Bank shall have the right to terminate the Term for Cause, effective immediately on delivery of written notice to Executive.

7.3                               Termination by the Bank without Cause.  The Bank shall have the right to terminate the Term at any time on sixty (60) days notice without Cause, for any or no reason.  In the event that the Bank gives Executive notice of termination pursuant to this Section 7.3, Executive, subject to the Bank’s right to require Executive to refrain from engaging in business on behalf of the Bank, or directing any employees or agents of the Bank, shall be obligated to continue performance under this agreement until the date of termination, and to devote his good faith energies to transitioning his duties to his successor, during which period Executive would continue to be paid and receive benefits as provided in this Agreement. For purposes of clarity, a notice of nonrenewal under Section 3.2(a) shall not constitute termination without Cause under this Section 7.3.

7.4                               Termination for Death or Disability.  The Term shall automatically terminate upon the death of Executive or upon the Bank Board’s determination that Executive is suffering from a Disability, as defined in Article 1.

7.5                               Termination by Executive.  Executive shall have the right to terminate the Term at any time on sixty (60) days written notice. After receiving notice of termination, the Bank may require Executive to devote his good faith energies to transitioning his duties to his successor and to otherwise helping to minimize the adverse impact of his resignation upon the operations of the Bank.  If Executive unreasonably fails or refuses to fully and materially cooperate with such transition, the Bank may terminate Executive upon ten (10) days advance written notice specifying in reasonable detail the actions or omission of the Executive constituting such failure or refusal. If Executive has not corrected or cured such failure of refusal, or curative action has not been commenced, within ten (10) days after having received written notice from the Bank, termination hereunder shall be deemed to be a termination for Cause.  Bank and Company may, in the exercise of their sole discretion, elect to relieve Executive of all duties during the period following giving of notice by Executive under this section and the effective date of Executive’s termination of employment (the “Executive Resignation Period”), however, in such event, Executive shall continue to be paid and receive all benefits as provided for in this Agreement during the Executive Resignation Period..

7.6                               Pre-Termination Salary and Expenses.  Without regard to the reason for, or the timing of, the termination of the Agreement or upon expiration of the Term:  (a) the Bank shall pay Executive any unpaid Salary due for the period prior to the Termination Date in accordance with Bank’s regular payroll periods; and (b) following submission of proper expense reports by Executive, the Bank shall promptly reimburse Executive for all expenses incurred prior to the Termination Date and subject to reimbursement pursuant to Section 5.9 hereof.

7.7                               Severance if Termination by the Bank without Cause.  If the Term is terminated prior to its natural expiration by the Bank without Cause or pursuant to Section 6.1, the Bank shall for the longer of (i) twelve months or (ii) the remainder of the Term, continue to pay Executive Salary at the rate being paid as of the Termination date, and to provide Benefits equivalent to those Benefits existing as of the Termination Date.  If the Bank is unable, under the terms of its insurance policies, to provide post termination Benefits to Executive, it shall reimburse Executive for the cost of comparable benefits obtained by Executive. Executive shall also be entitled to receive, over the course of the same period during which he is paid Salary and Benefits pursuant to the preceding sentence, an amount equal to one times the Average Bonus if the payment period is twelve months. Any payments due Executive pursuant to this Section 7.7 shall be paid to Executive in installments on the same schedule as Executive was paid immediately prior to the Termination Date.  In the event Executive breaches any provision of Sections 8.4 or 8.5 of this Agreement, Executive’s entitlement to any payments payable pursuant to this Section 7.7, if and to the extent not yet paid, shall terminate.  Notwithstanding anything to the contrary in this Section 7.7, any payment pursuant to this Section shall be subject to any delay in payment required by Section 10.2 hereof.

7.8                               Release.  Notwithstanding anything to the contrary contained herein, Executive’s entitlement to receive any payments pursuant to Section 7.7 or 9.2 is subject to Executive’s execution and delivery to the Bank of a General Release and Waiver in the form attached to this Agreement as Exhibit A (the Release”), no later than twenty-one (21) days after the Termination Date. Said Release shall be delivered by Bank to Executive no later than five (5) calendar days after the Termination Date or the right by the Bank to withhold any payment pursuant to this Section 7.8 shall be waived.  Notwithstanding anything to the contrary contained herein, if the twenty-one (21) day period in which Executive may deliver the Release begins in one calendar year and ends in the following calendar year, the date on which payments will commence under Section 7.7 shall be the first payroll date of such following calendar year or, if later, the date on which the Release is delivered to the Bank.

7.9                               Certain Regulatory Events.

7.9.1.                  Notwithstanding anything to the contrary contained herein:

(a)                                 If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the FDIA, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

(b)                                 If the Bank is in default (as defined in Section 3(x)(1) of FDIA), all obligations of the Bank under this Agreement shall terminate as of the date of default.

(c)                                  If a notice served under Sections 8(e)(3) or 8(g)(1) of the FDIA suspends and/or temporarily prohibits Executive from participating in the conduct of the Bank’s affairs, the Bank’s obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank shall promptly (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations that were suspended.

(d)                                 If the Bank is prohibited from making a payment hereunder, or agreeing to make a payment hereunder, under Part 359 of the regulations of the FDIC, then the Bank shall not be obligated to make such payment, and Executive shall have no right to receive such payment.  If the Bank is prohibited from making a payment hereunder without the prior consent or approval of the FDIC or other Bank Regulatory Agency, then the Bank shall not be obligated to make such payment, and Executive shall have no right to receive such payment, unless such consent or approval is received. In such event, Executive may terminate this Agreement immediately and without notice and the Executive shall not be bound by the terms of Section 8.4 and Section 8.5 and said provisions thereof shall not apply to Executive.

(e)                                  The occurrence of any of the events described in paragraph (a) of this Section 7.10 may be considered by the Bank in connection with a termination for Cause.

7.10                        Resignation as Director and Other Offices.             Unless otherwise agreed, upon any termination of this Agreement or Executive’s services hereunder, Executive shall immediately submit his written resignation as a member of the Boards and all committees thereof, and from all other offices which he may hold at any of the Bank Entities.

8.                                      Confidentiality; Non-Competition; Non-Interference.

8.1                               Confidential Information.  Executive, during employment, will have, and has had, access to and become familiar with various confidential and proprietary information of the Bank Entities and/or relating to the business of the Bank Entities (“Confidential Information”), including, but not limited to: business plans; operating results; financial statements and financial information; contracts; mailing lists; purchasing information; customer data (including lists, names and requirements); feasibility studies; personnel related information (including compensation, compensation plans, and staffing plans); internal working documents and communications; and other materials related to the businesses or activities of the Bank Entities which is made available only to employees with a need to know or which is not generally made available to the public.  Failure to mark any Confidential Information as confidential, proprietary or protected information shall not affect its status as part of the Confidential Information subject to the terms of this Agreement. Notwithstanding the foregoing, “Confidential Information” shall not include (1) information that is or becomes public without a breach of the Agreement, (2) information that became available to the Executive on a non-confidential basis from a source not bound, to the Executive’s knowledge, by a non-disclosure agreement that covers the relevant information, (3) information that the Executive knows (and can demonstrate that he knows) before commencing employment with the Bank, (4) information independently developed by the Executive without the use of information otherwise classified as Confidential Information subject to the Agreement, and (5) information required to be disclosed by law after notice so that the Bank can contest the required disclosure or seek some other protection.

8.2                               Nondisclosure.  Executive hereby covenants and agrees that he shall not, directly or indirectly, disclose or use, or authorize any Person to disclose or use, any Confidential Information (whether or not any of the Confidential Information is novel or known by any other Person); provided however, that this restriction shall not apply to the use or disclosure of Confidential Information (i) to any governmental entity to the extent required by law, or (ii) which is or becomes publicly known and available through no wrongful act of Executive or any Affiliate of Executive. “Notwithstanding the foregoing, Executive and the Bank acknowledge and agree that nothing contained in this Section 8.2 shall be interpreted, construed, asserted or enforced by the Company or Bank to prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.  Further, nothing contained in this Agreement, or any Release and Waiver delivered in accordance with this Agreement, shall be interpreted, construed, asserted or enforced by Company or Bank to prohibit or disqualify Executive form being awarded, receiving and/or enjoying the benefit of, any award, reward, emolument or payment, or other relief of any kind whatsoever, from any agency, which is provided based upon Executive’s providing information to any such agency as a whistleblower under applicable law or regulation

8.3                               Documents.  All files, papers, records, documents, compilations, summaries, lists, reports, notes, databases, tapes, sketches, drawings, memoranda, and similar items (collectively, “Documents”), whether prepared by Executive, or otherwise provided to or coming into the possession of Executive, that contain any proprietary Confidential Information about or pertaining or relating to the Bank Entities (the “Bank Information”) shall remain the exclusive property of the Bank Entities so long as the same are Confidential Information. Promptly after a request by the Bank or the Termination Date, Executive shall take reasonable efforts to (i) return to the Bank all Documents in any tangible form (whether originals, copies or reproductions) and all computer disks or other media containing or embodying any Document or Bank Information and (ii) purge and destroy all Documents and Bank Information in any intangible form (including computerized, digital or other electronic format) as may be requested in writing by the Board of the Bank, and Executive shall not retain in any form any such Document or any summary, compilation, synopsis or abstract of any Document or Bank Information.

8.4                               Non-Competition.  Executive hereby acknowledges and agrees that, during the course of employment, Executive has become, and will become, familiar with and involved in all aspects of the business and operations of the Bank Entities. Executive hereby covenants and agrees that during the Term and for one year after the Termination Date (the “Restricted Period”), Executive shall not, without the prior approval of a majority of the Bank Board (Executive not participating), at any time (except for the Bank Entities), directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise) provide any advice, assistance or services to any Competitive Business or to any Person that is attempting to form or acquire a Competitive Business if such Competitive Business operates, or is planning to operate, any office, branch or other facility (in any case, a “Branch”) that is (or is proposed to be) located within a fifty (50) mile radius of the Bank’s headquarters or any Branch or office of the Bank Entities that is in existence immediately prior to (i) the date of termination of executive’s service, or (ii) the date of Change in Control, as applicable.  Notwithstanding any provision hereof to the contrary, this Section 8.4 does not restrict Executive’s right to (i) own or acquire securities of any entity that files periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended; provided that his total ownership constitutes less than two percent (2%) of the outstanding securities of such entity; or (ii) to own, or during the Restricted Period to maintain ownership of (but not to acquire ownership of), passive investments in securities of any entity that does not file periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended; provided that his total ownership constitutes less than five percent (5%) of the outstanding securities of such company.

8.5                               Non-Interference. Executive hereby covenants and agrees that during the Restricted Period, he will not, directly or indirectly, for himself or any other Person (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, member, manager, employee, contractor, consultant or any other capacity):

(a)                                 induce or attempt to induce any customer, supplier, officer, director, employee, contractor, consultant, agent or representative of, or any other Person that has a business relationship with any Bank entity, to discontinue, terminate or reduce the extent of its, his or her relationship with any Bank entity or to take any action that would disrupt or otherwise be disadvantageous to any such relationship;

(b)                                 solicit any customer of any of the Bank Entities for the purpose of providing any Competitive Products or Services to such customer (other than any solicitation to the general public that is not disproportionately directed at customers of any Bank entity); or

(c)                                  solicit any employee of any of the Bank Entities to commence employment with, become a consultant or independent contractor to or otherwise provide services for the benefit of any other Competitive Business.

8.6                               Injunction. In the event of any breach or threatened or attempted breach of any provision of this Article 8 by Executive, the Bank shall, in addition to and not to the exclusion of any other rights and remedies at law or in equity, be entitled to seek and receive from any court of competent jurisdiction (i) full temporary and permanent injunctive relief enjoining and restraining Executive and each and every other Person concerned therein from the continuation of such violative acts and (ii) a decree for specific performance of the applicable provisions of this Agreement, without being required to furnish any bond or other security.

8.7                               Exceptions.  Notwithstanding anything to the contrary contained herein, the provisions of Section 8.4 and 8.5 shall not apply in the event:

(a)                                 The Agreement is not renewed by the Bank at the end of an Initial Term or Renewal Term, and if Executive has not previously received a Change Payment under Section 9.2.1;

(b)                                 The Bank terminates this Agreement pursuant to Section 6.1;

(c)                                  The Bank is in default (as defined in Section 3(x)(1) of FDIA) and the Agreement is terminated as provided for in Section 7.9.1(b); or

(d)                                 The Bank is prohibited from making a payment hereunder as provided in Section 7.9.1(d) and this Agreement is terminated by Executive.

8.8                               Reasonableness, Judicial Modification.  Executive has carefully read and considered the provisions of this Article 8 and, having done so, agrees that the restrictions and agreements set forth in this Article 8 are fair and reasonable and are reasonably required for the protection of the interests of the Bank Entities.  Executive and the Bank acknowledge and agree that an amount equal to one year of Salary (at the then current rate) of the amount to be paid to Executive as severance pursuant to Section 7.7, and an amount equal to one year of Salary (at the then current rate) of the amount payable to executive following a Change in Control is to be paid in consideration of Executive’s agreement to be bound by Section 8.4 and Section 8.5 for a one year period following termination of the Agreement under the circumstances provided herein. Executive further agrees that the restrictions set forth in this Agreement will not impair or unreasonably restrain his ability to earn a livelihood.

9.                                      Change in Control.

9.1                               Definition.  “Change in Control” means and shall be deemed to have occurred if:

(a)                                 there shall be consummated (i) any consolidation, merger, share exchange, or similar transaction relating to the Bank or Company, pursuant to which shares of the Bank’s or Company’s capital stock are converted into cash, securities of another entity and/or other property, other than a transaction in which the holders of the Company’s voting stock immediately before such transaction shall, upon consummation of such transaction, own at least fifty percent (50%) of the voting power of the surviving entity, or (ii) any sale of all or substantially all of the consolidated assets of the Bank or Company, other than a transfer of assets to a related Person which is not treated as a change in control event under §1.409A-3(i)(5)(vii)(B) of the U.S. Treasury Regulations;

(b)                                 any person, entity or group (each within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Kenneth R. Lehman, members of his immediate family (within the meaning of 12 CFR §225.41(b)(3)) and/or any Affiliates thereof, shall become the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company  representing more than fifty percent (50%) of the voting power of all outstanding securities of the Company entitled to vote generally in the election of directors of the Company (including, without limitation, any securities of the Company that any such Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, which shall be deemed beneficially owned by such Person); or

(c)                                  over a twelve (12) month period, a majority of the members of the Company Board are replaced by directors whose appointment or election was not endorsed by a majority of the members of the Company Board in office prior to such appointment or election.

(d)                                 Notwithstanding the foregoing, if the event purportedly constituting a Change in Control under Section 9.1(a), Section 9.1(b), or Section 9.1(c) does not also constitute a “change in ownership” of the Bank or Company, a “change in effective control” of the Bank or Company or a “change in the ownership of a substantial portion of the assets” of the Bank or Company within the meaning of Section 409A, then such event shall not constitute a “Change in Control” hereunder.

9.2                               Change in Control Payment.

9.2.1                     Change Payment. If there is a Change in Control, Executive shall be paid in thirty-six (36) equal monthly cash payments (the “Change Payment”) by the Bank an aggregate amount equal to the sum of (i) three times Executive’s Salary as of the date of the Change in Control, and, (ii) one times the Average Bonus as of the date of the Change in Control. In addition, the Bank shall provide Executive with Benefits (or reimburse Executive for the cost of comparable benefits if the Bank is unable to provide such Benefits under applicable insurance policies) for the period during which the Change Payment is made. The Change Payment payable to Executive under this Section 9.2.1 shall be in addition to and shall not be offset by any sums payable to Executive under Sections 3.3,or 7.7 or payable to Executive pursuant to a new contract, agreement or arrangement entered into between Executive and any successor entity or successor controlling shareholder, except as may be expressly agreed to by Executive in any such new contract agreement or arrangement.

9.2.2                     Limitations. Notwithstanding anything to the contrary in this Section 9.2, any payment pursuant to this Section shall be subject to (i) any delay in payment required by Section 10.2  hereof and (ii) any reduction required pursuant to Section 10.1.2 hereof, as applicable.

10.                               Compliance with Certain Restrictions.

10.1                        Section 280G.

10.1.1              For purposes of this Agreement, the following terms are defined as follows:

(a)                                 “Additional 280G Payments” means any distributions in the nature of compensation by any Bank entity to or for the benefit of Executive (including, but not limited to, the value of acceleration in vesting in restricted stock, options or any other stock-based compensation, and amounts paid to Executive pursuant to any other agreement between Executive and Company or Bank, or pursuant to any benefit plan in which executive participates), whether or not paid or payable or distributed or distributable pursuant to this Agreement, which is required to be taken into consideration in applying Section 280G(b)(2)(A) of the Code;

(b)                                 “Parachute Payment” is defined as set forth in Section 280G(b)(2) of the Code; and

(c)                                  “Total Change in Control Payments” means the total amount of the Change Payment together with all Additional 280G Payments that are required to be paid because of a Change in Control.

10.1.2              (a)  Notwithstanding anything in this Agreement to the contrary, other than the provisions of Section 10.1.3, if the Determining Firm (as hereinafter defined) determines that any portion of the Total Change in Control Payments would otherwise constitute a Parachute Payment, whether or not paid or payable or distributed or distributable pursuant to the terms of this Agreement, would cause any portion of the Total Change in Control Payment to be subject to the excise tax imposed by Code Section 4999 or would be nondeductible by the Company or Bank pursuant to Code Section 280G, then the Total Change in Control Payments will be reduced, beginning with the Change Payment, to an amount which will not cause any portion of the Total Change in Control Payments to constitute a Parachute Payment.

(b)  All determinations required to be made under this Section 10.1, will be made by a reputable law or accounting firm (the “Determining Firm”) selected by the Company and reasonably acceptable to Executive.  All fees and expenses of the Determining Firm will be obligations solely of Bank.  The determination of the Determining Firm will be binding upon Executive and the Bank   If the Total Change in Control Payments are to be paid in other than a lump sum, such reduction shall be applied in inverse order to the time at which the payments are scheduled to be made (e.g., the last scheduled payment will be the first such payment to be reduced).

All calculations and determinations required to be made under this Section 10.1, will be made by a reputable law or accounting firm experienced in making such calculations and determinations (the “Determining Firm”) selected by the Bank and reasonably acceptable to the Executive.  All fees and expenses of the Determining Firm will be obligations solely of the Bank. The determination of the Determining Firm will be binding upon the Bank and Executive.  Bank shall have no obligation to pay, or reimburse Executive for payment of, any tax or penalty which may be imposed or to which he may become subject as a result of the payment of any amounts under this Agreement.

10.1.3              Notwithstanding anything in this Agreement to the contrary, in the event that Executive’s employment is terminated by the Bank without Cause, or the Bank gives notice of nonrenewal of the Term under Section 3.1, within one year after a Change in Control, then the provisions of Section 10.1.2 shall not apply, and to the extent that the Total Change in Control Payments received by Executive were reduced pursuant to Section 10.1.2, then: (i) all remaining payments by the Bank to Executive pursuant to Section shall be increased to the amount that would have been paid but for such reduction plus the amount necessary to provide for the payment of: (1) the excise tax imposed by Code §4999, and (2) the additional income taxes realized as a result of the additional payments made to the Executive (the “gross up amount”); and (ii) not later than fifteen (15) days of Executive’s last day of employment, the Bank shall pay to Executive a lump sum equal to the aggregate amount which Executive would have been entitled to receive in previously paid installments pursuant to 9.2.1, but for such reduction, plus the amount necessary to provide for the payment of: (x) the excise tax imposed by Code §4999, and (y) the additional income taxes realized as a result of the additional payments made to the Executive.

10.2                        Section 409A.

10.2.1              It is the intention of the parties hereto that this Agreement and the payments provided for hereunder shall not be subject to, or shall be in accordance with, Section 409A, and thus, to the extent possible, avoid the imposition of any tax and interest on Executive pursuant to Section 409A(a)(1)(B) of the Code, and this Agreement shall be interpreted and construed consistent with this intent. Executive acknowledges and agrees that he shall be solely responsible for the payment of any tax or penalty which may be imposed or to which he may become subject as a result of the payment of any amounts under this Agreement.

10.2.2              Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” at the time of his “separation from service”, any payment of “nonqualified deferred compensation” (in each case as determined pursuant to Section 409A) that is otherwise to be paid to Executive within six (6) months following  his separation from service, then to the extent that such payment would otherwise be subject to interest and additional tax under Section 409A(a)(1)(B) of the Code, such payment shall be delayed and shall be paid on the first business day of the seventh calendar month following Executive’s separation from service, or, if earlier, upon Executive’s death.  Any deferral of payments pursuant to the foregoing sentence shall have no effect on any payments that are scheduled to be paid more than six (6) months after the date of separation from service. If an amount is to be paid under this Agreement in two or more installments, each installment shall be treated as a separate payment for purposes of Code Section 409A.

10.2.3              The parties hereto agree that they shall take such actions as may be necessary and permissible under applicable law, regulation and guidance to amend or revise this Agreement in order to ensure that Section 409A(a)(1)(B) does not impose additional tax and interest on Executive on payments made pursuant to this Agreement.

11.                               Assignability.  Executive shall have no right to assign this Agreement or any of his rights or obligations hereunder to another party or parties.  The Bank may assign this Agreement to any Person that acquires the Bank or a substantial portion of the operating assets of the Bank.  Upon any such assignment by the Bank, references in this Agreement to the Bank shall automatically be deemed to refer to such assignee instead of, or in addition to, the Bank, as appropriate in the context.   For the avoidance of doubt, assignment by the Bank shall not release the Bank of its obligations to Executive hereunder unless specifically agreed in writing by Executive.

12.                               Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts executed and to be performed therein, without giving effect to the choice of law rules thereof. Any action to enforce any provision of this Agreement may be brought only in the Circuit Court of Wicomico County, Maryland or in the United States District Court for the District of Maryland, Baltimore Division.  Accordingly, each party (a) agrees to submit to the jurisdiction of such courts and to accept service of process at its address for notices and in the manner provided in Section 13 for the giving of notices in any such action or proceeding brought in any such court and (b) irrevocably waives any objection to the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient or inappropriate forum.

13.                               Notices.  All notices, requests, demands and other communications required to be given or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been given  as follows: (a) when hand delivered to the other party; (b) when received by facsimile at the facsimile number set forth below with a copy transmitted by e-mail to the e-mail address set forth below, provided, however, that any notice given by facsimile and e-mail  shall not be effective unless either (i) a duplicate copy of such facsimile and e-mail  notice is promptly given by depositing the same in a United States post office first-class postage prepaid and addressed to the applicable party as set forth below or (ii) the receiving party delivers a written confirmation of receipt for such notice either by facsimile or e-mail or by any other method permitted under this Section; or (c) when deposited in a United States post office with first-class certified mail, return receipt requested, postage prepaid and addressed to the applicable party as set forth below; or (d) when deposited with a national overnight delivery service, postage prepaid, addressed to the applicable party as set forth below with next-business-day delivery guaranteed; provided that the sending party receives a confirmation of delivery from the delivery service provider. Any notice given by facsimile shall be deemed received on the date on which notice is received except that if such notice is received after 5:00 p.m. (recipient’s time) or on a non-business day, notice shall be deemed given the next business day).  Any notice sent by United States mail shall be deemed given three (3) business days after the same has been deposited in the United States mail.  Any notice given by national overnight delivery service shall be deemed given on the first business day following deposit with such delivery service.  For purposes of this Agreement, the term “business day” shall mean any day other than a Saturday, Sunday or day that is a legal holiday in Wicomico County, Maryland.  The address of a party set forth below may be changed by that party by written notice to the other from time to time pursuant to this Article.

To:                             Executive

John W. Breda

[Redacted]

[Redacted]

Email: debbreda@comcast.net

To:                             The Bank of Delmarva

Attention: Jeffrey Turner, Chairman of the Board

2245 Northwood Drive

Salisbury, MD 21801

Fax No: 410-742-9588

Email: jturner@bankofdelmarva.com

14.                               Entire Agreement.  This Agreement contains all of the agreements and understandings between the parties hereto with respect to the employment of Executive by the Bank, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No oral agreements or written correspondence shall be held to affect the provisions hereof. No representation, promise, inducement or statement of intention has been made by either party that is not set forth in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

15.                               Headings.  The Article and Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

16.                               Severability.  Should any part of this Agreement for any reason be declared or held illegal, invalid or unenforceable, such determination shall not affect the legality, validity or enforceability of any remaining portion or provision of this Agreement, which remaining portions and provisions shall remain in force and effect as if this Agreement has been executed with the illegal, invalid or unenforceable portion thereof eliminated.  If any court of competent jurisdiction should determine that the duration, geographical area or scope of any provision or restriction set forth in Section 8 of this Agreement exceeds the maximum duration, geographic area or scope that is reasonable and enforceable under applicable law, the parties agree that, to the extent then allowed under governing law, said provision shall automatically be modified and shall be deemed to extend only over the maximum duration, geographical area and/or scope as to which such provision or restriction said court determines to be valid and enforceable under applicable law, which determination the parties direct the court to make, and the parties agree to be bound by such modified provision or restriction.

17.                               Amendment; Waiver.  Neither this Agreement nor any provision hereof may be amended, modified, changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the amendment, modification, change, waiver, discharge or termination is sought. The failure of either party at any time or times to require performance of any provision hereof shall not in any manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term, provision or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term, provision or covenant contained in this Agreement.

18.                               Gender and Number.  As used in this Agreement, the masculine, feminine and neuter gender, and the singular or plural number, shall each be deemed to include the other or others whenever the context so indicates.

19.                               Binding Effect.  This Agreement is and shall be binding upon, and inures to the benefit of, the Bank, its successors and assigns, and Executive and his heirs, executors, administrators, and personal and legal representatives.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

THE BANK OF DELMARVA

By:	/s/ Jeffrey Turner
Jeffrey Turner
Chairman of the Board

EXECUTIVE

/s/ John W. Breda
John W. Breda

Attachment A

Form of

General Release and Waiver of All Claims

John W. Breda (“you”) executes this General Release And Waiver of All Claims (the “Release”) as a condition of receiving certain payments and other benefits in accordance with the terms of Section 7.7 or Section 9.2 of your Employment Agreement dated            , 2015.  All capitalized terms used but not otherwise defined herein shall have the same meaning as in your Employment Agreement.

1.  RELEASE.

You hereby release and forever discharge The Bank of Delmarva and each and every one of their former or current subsidiaries, parents, directors, officers, employees, agents, successors, predecessors, assigns and attorneys (the “Released Parties”) from any and all charges, claims, damages, injury and actions, in law or equity, which you or your heirs, successors, executors, or other representatives ever had, now have, or may in the future have by reason of any act, omission, matter, cause or thing through the date of your execution of this Release. You understand that this Release is a general release of all claims you may have against the Released Parties based on any act, omission, matter, case or thing through the date of your execution of this Release.  Notwithstanding the foregoing, excluded from the operation of this release are (i) any right(s) of indemnification which you may have for any liabilities arising from your actions within the course and scope of your employment with any Bank Entities; (ii) any payments or sums payable by Bank to Executive pursuant to the terms of the Employment Agreement, whether accruing prior to or subsequent to the execution of this Release; and (iii) any claims which can not be waived by law.

2.  WAIVER.

You realize there are many laws and regulations governing the employment relationship. These include, but are not limited to, Title VII of the Civil Rights Acts of 1964 and 1991; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act; the National Labor Relations Act; 42 U.S.C. § 1981; the Family and Medical Leave Act; the Civil Rights Act of 1991; the Employee Retirement Income Security Act of 1974 (other than any accrued benefit(s) to which you have a non-forfeitable right under any pension benefit plan); and any other state, local and federal employment, human rights and civil rights laws; and any amendments to any of the foregoing. You also understand there may be other statutes and laws of contract and tort that also relate to your employment. By signing this Release, you waive and release any rights you may have against the Released Parties under these and any other laws based on any act, omission, matter, cause or thing through the date of your execution of this Release. You also agree not to initiate, join, or voluntarily participate in any action or suit in any court or to accept any damages or other relief from any such proceeding brought by anyone else based on any act, omission, matter, cause or thing through the date of your execution of this Release.

3.  INTERPRETATION

Notwithstanding anything contained in Section 1 or Section 2 of this Release, nothing contained in this Release, shall be interpreted, construed, asserted or enforced by Bank to prohibit or disqualify you form being awarded, receiving and/or enjoying the benefit of, any award, reward, emolument or payment, or other relief of any kind whatsoever, from any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, which is provided to you based upon you having provided information to any such agency as a whistleblower under applicable law or regulation

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4  NOTICE PERIOD.

This document is important. We advise you to review it carefully and consult an attorney before signing it, as well as any other professional whose advice you value, such as an accountant or financial advisor. If you agree to the terms of this Release, sign in the space indicated below for your signature. You will have twenty-one (21) calendar days from the date you receive this document to consider whether to sign this Release. If you choose to sign the Release before the end of that twenty-one day period, you certify that you did so voluntarily for your own benefit and not because of any coercion.

5.  RETURN OF PROPERTY.

You certify that you have fully complied with Section 8.3 of your Employment Agreement.

6.  REVOCATION.

You should also understand that even after you have signed this Release, you still have seven (7) days to revoke it. To revoke your acceptance of this Release, the Chairman of the Bank’s Board of Directors (or in the event that you are the Chairman of the Board of Directors, the Chairman  of the Compensation Committee or comparable committee of the Board of Directors) must receive written notice before the end of the seven (7)-day period. In the event you revoke or do not accept this Release, you will not be entitled to any of the payments or benefits that you would have been entitled to under your Employment Agreement by virtue of executing this Release. If you do not revoke this Release within seven (7) days after you sign it, it will be final, binding, and irrevocable.

IN WITNESS WHEREOF, the Parties have knowingly and voluntarily executed this Release, as of the day and year set forth below opposite your signature.

John W. Breda	Date

THE BANK OF DELMARVA

By:
Name:	Date
Title:

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